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EXHIBIT 3.13

ARTICLES OF ORGANIZATION

OF

HUNTSMAN MERGCO LLC

        The undersigned individual, being 18 years of age or older and acting pursuant to the Utah Revised Limited Liability Company Act (the "Act"), hereby adopts the following Articles of Organization for the purpose of organizing a Utah limited liability company (the "Company"):

ARTICLE I

NAME

        The name of the Company is Huntsman Mergco LLC.

ARTICLE II

TERM

        The Company will continue until December 31, 2080, unless earlier dissolved according to law or as otherwise provided in the Company's Operating Agreement.

ARTICLE III

BUSINESS PURPOSE

        The business purpose for which the Company is organized is to engage in any lawful act or activity for which limited liability companies may be organized under he Act, as amended, supplemented, or replaced from time to time.

ARTICLE IV

CAPITALIZATION

        The capital structure of the Company shall consist of one class of interests (collectively, the "Common Units"). Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect.

ARTICLE V

BOARD OF MANAGERS

        The Company is to be managed by a Board of Managers. The number of Managers which shall constitute the Board of Managers may vary from one (1) to ten (10) as prescribed by the Company's Operating Agreement. The number of Managers constituting the initial Board of Managers of the Company shall be three (3), and the names and street addresses of the individuals who are to serve as the initial Managers of the Board of Managers until their respective resignation, removal, or death, are as follows:

	Name	Address
1.	Jon M. Huntsman	500 Hunstman Way Salt Lake City, Utah 84108
2.	Peter R. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108
3.	David H. Huntsman	500 Huntsman Way Salt Lake City, Utah 84108

ARTICLE VI

REGISTERED AGENT AND ADDRESS

        The name and street address of the Company's initial registered agent are: Brent M. Stevenson, Suite 1300, 185 South State Street, Salt Lake City, Utah 84111-1536. The Director of the Division of Corporations and Commercial Code is appointed the agent of the Company for service of process if the registered agent has resigned, or the registered agent's authority has been revoked, or the registered agent cannot be found or served with the exercise of reasonable diligence.

ARTICLE VII

DESIGNATED OFFICE

        The Company's registered office shall be its designated office.

ARTICLE VIII

ORGANIZER

        The name and street address of the organizer of the Company are: Brent M. Stevenson, Suite 1300, 185 South State Street, Salt Lake City, Utah 84111-1536.

        IN WITNESS WHEREOF, the Organizer and the initial Registered Agent have signed these Articles of Organization as of the 2nd day of August, 2002.

ORGANIZER:
/s/ Brent M. Stevenson Brent M. Stevenson, Organizer
INITIAL REGISTERED AGENT:
/s/ Brent M. Stevenson Brent M. Stevenson, Registered Agent

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ARTICLES OF ORGANIZATION OF HUNTSMAN MERGCO LLC
ARTICLE I NAME
ARTICLE II TERM
ARTICLE III BUSINESS PURPOSE
ARTICLE IV CAPITALIZATION
ARTICLE V BOARD OF MANAGERS
ARTICLE VI REGISTERED AGENT AND ADDRESS
ARTICLE VII DESIGNATED OFFICE
ARTICLE VIII ORGANIZER